Exhibit 4.1
RIGHTS AGREEMENT AMENDMENT
          This Amendment, dated as of April 21, 2007, to the Rights Agreement, dated as of February 6, 2001 (the “Rights Agreement”), is by and between Terayon Communication Systems, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., as successor in interest to Fleet National Bank (the “Rights Agent”).
          The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof and the Company desires and directs the Rights Agent to so amend the Rights Agreement. All acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.
     In consideration of the foregoing premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:
     1. The first sentence of Section 1(a) of the Rights Agreement is hereby modified and amended to read in its entirety as follows:
““Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares then outstanding, but shall not include Motorola, Inc., a Delaware corporation (“Parent”), or any Affiliate or Associate thereof, including Motorola GTG Subsidiary VI Corporation, a Delaware corporation (“Merger Sub”) (collectively, “Buyer”); provided, however, that Buyer will become an “Acquiring Person” in the event that Buyer becomes the Beneficial Owner of an aggregate of 15% or more of the Common Shares then outstanding other than pursuant to the terms of the Agreement and Plan of Merger dated as of April 21, 2007, as it may be amended from time to time (the “Merger Agreement”), by and among the Company, Parent and Merger Sub or the transactions contemplated thereby.”
     2. Section l(c) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:
“Notwithstanding anything in the Section l(c) to the contrary, Buyer shall not be deemed to be a Beneficial Owner of or to beneficially own, any securities solely as a result of (i) the approval, execution or delivery of the Merger Agreement and performance of the transactions contemplated thereby or (ii) the consummation of the Merger (as defined in the Merger Agreement).”

     3. Section l(n) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:
“Notwithstanding anything in this Agreement to the contrary, no Shares Acquisition Date shall be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Merger Agreement and performance of the transactions contemplated thereby or (ii) the consummation of the Merger (as defined in the Merger Agreement).”
     4. Section 3(a) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:
“Notwithstanding anything in this Agreement to the contrary, no Distribution Date shall be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Merger Agreement and performance of the transactions contemplated thereby or (ii) the consummation of the Merger (as defined in the Merger Agreement).”
     5. Section 7(a) of the Rights Agreement is hereby modified and amended to read in its entirety as follows:
“The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share (or such other number of shares or other securities) as to which the Rights are exercised, at or prior to the earliest of (i) (x) the Close of Business on February 6, 2011 or (y) immediately prior to the Effective Time of the Merger (as defined in the Merger Agreement) (either, as applicable, the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof.”
     6. Section 1l(a)(ii) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:
“Notwithstanding anything in this Agreement to the contrary, no rights under this Section 1l(a)(ii) shall arise or be triggered, and no event described in Section 11(a)(ii) shall be deemed to have occurred, solely as a result of (i) the approval, execution or delivery of the Merger Agreement and performance of the transactions contemplated thereby or (ii) the consummation of the Merger (as defined in the Merger Agreement).”
     7. Section 13(a) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:
“Notwithstanding anything in this Agreement to the contrary, none of the events described in clauses (x) through (z) of the first sentence of this Section 13(a) shall be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the

Merger Agreement and performance of the transactions contemplated thereby or (ii) the consummation of the Merger (as defined in the Merger Agreement).”
     8. Section 21 of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:
“In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to resign automatically on the effective date of such termination; and any required notice will be sent by the Company.”
     9. The Rights Agreement is hereby amended by adding a new Section 34 to the end of the Rights Agreement, which new Section 34 shall read in its entirety as follows:
“Section 34. Force Majeure. Notwithstanding anything to the contrary contained herein, Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”
     10. Except as expressly amended hereby, the Rights Agreement remains in full force and effect in accordance with its terms.
     11. This Amendment to the Rights Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.
     12. This Amendment to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.
     13. Except as expressly set forth herein, this Amendment to the Rights Agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.
     14. Capitalized terms used herein but not defined shall have the meanings given to them in the Rights Agreement.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed as of the day and year first above written.

Terayon Communication Systems, Inc.
By:	/s/ Mark Richman
	Name:	Mark Richman
Title: Chief Financial Officer

Computershare Trust Company, N.A.,
as Rights Agent
By:	/s/ Dennis Moccia
	Name:	Dennis Moccia
	Title:	Senior Managing Director

[Signature Page to Rights Agreement Amendment]